Exhibit 3.38

CERTIFICATE OF FORMATION

OF

USCS CHARLESTON CHARTERING LLC

*  *  *  *  *  *  *

FIRST:	The name of the limited liability company is USCS Charleston Chartering LLC.

SECOND:

The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, DE 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of USCS Charleston Chartering LLC this 14th day of October, 2004.

/s/Paul Gridley
Paul Gridley, Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:37 PM 10/14/2004
FILED 04:18 PM 10/14/2004
SRV 040743937 - 3867811 FILE